Exhibit 23.1

[LETTERHEAD OF MOSS ADAMS LLP]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FS Bancorp, Inc., of our report dated March 16, 2022, relating to the consolidated financial statements of FS Bancorp, Inc. and subsidiary (the “Company”) and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Everett, Washington
June 20, 2022